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                                                                    Exhibit 3.33
164866v1

                            CERTIFICATE OF FORMATION

                                       OF

                             HSN GENERAL PARTNER LLC

         This Certificate of Formation of HSN General Partner LLC ("LLC"), dated as of February 2, 1998, is being duly executed and filed by David C. McBride, Esquire, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101 et seq.

         1. Name. The name of the limited liability company formed hereby is HSN General Partner LLC.

         2. Registered Office. The address of the registered office of the limited liability company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

         3. Registered Agent. The name and address of the registered agent for service of process on LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

                                   By:  /s/ David C. McBride
                                        ______________________________________
                                        David C. McBride, an Authorized Person